EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consensus Cloud Solutions, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-265460) and Form S-8 (No. 333-260130) of Consensus Cloud Solutions, Inc. (“Company”) of our reports dated March 31, 2023, relating to the consolidated financial statements and schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP
Los Angeles, California

March 31, 2023